Exhibit 14.1

Fluent, Inc.

Code of Business Conduct and Ethics

Policy Statement

Purpose

Fluent’s Code of Conduct (“Code”) is one of the ways we put Fluent’s values into practice. It’s built around the recognition that everything we do in connection with our work at Fluent will be, and should be, measured against the highest possible standards of ethical business conduct. Those performing work for or on behalf of Fluent in any capacity are expected to act lawfully, honestly, respectfully, ethically and in the best interests of the company. We set the bar that high for practical, as well as aspirational reasons: Fluent’s commitment to the highest standards helps us hire and retain great people, build great products and deliver quality experiences for our clients and users alike. Respect for others – co-workers, clients and users – is foundational to our success and is something we strive to support every day.

Scope

The Board of Directors of Fluent, Inc. established this Code to aid Fluent’s directors, officers, employees and consultants in making ethical and legal decisions when conducting the company’s business and performing their day-to-day duties.

The Corporate Governance and Nominating Committee of the Board of Directors administers this Code. The Corporate Governance and Nominating Committee has delegated day-to-day responsibility for administering and interpreting this Code to a Compliance Officer. Fluent’s General Counsel has been appointed as the company’s Compliance Officer under this Code.

We expect our directors, officers, employees and consultants to exercise reasonable judgment when conducting Fluent’s business. We require all directors, officers, employees and consultants to read, understand and acknowledge this Code and we encourage them to refer to this Code frequently to help them follow it both in spirit and letter. Each of us has a personal responsibility to incorporate, and encourage others to incorporate, the principles and values of the Code into our collective work.

Violations of the Code can result in disciplinary action, up to and including termination of employment. Nothing in this Code alters the at-will status of any employee or consultant.

If you have a question, or ever think that a member of the Fluent team may be falling short of our commitment, don’t be silent. We want – and need – to hear from you. And if you have any questions about the Code, or any aspect of your dealings with Fluent, do not hesitate to reach out to the Compliance Officer, your manager, Fluent’s Human Resources (“Human Resources”) or Legal (“Legal”) departments – they are all here to help you and to help Fluent operate at the highest levels of integrity and honesty.

Expectations

What is expected of our directors, officers, employees and consultants:

●	Understand the Code and learn the details and how they apply to your job;

●	Be aware of industry developments, laws and regulations that may impact Fluent’s business;

●	Promptly raise any concerns about potential violations of the Code; and,

●	Cooperate fully and honestly with any investigations regarding potential violations of the Code.

What is expected of our supervisors and leaders:

●	Personally set an example for integrity, not just through words but, more importantly, through actions;

●	Create an open environment where every employee feels comfortable raising concerns without fear of retaliation;

●	Implement control measures to monitor compliance and detect any risk;

●	Consider the Code when evaluating employees;

●	Respond to any employee’s, client’s or user’s concerns and, when appropriate, document and escalate through the appropriate channels; and,

●	Promptly address violations of the Code by those you supervise.

Fluent trusts you to make thoughtful and ethical decisions. In doing so, Fluent supports you in important ways:

●	You are empowered. You can deliver great user experiences and client relationships knowing that Fluent supports you in doing the right thing and conducting business with integrity.

●	You have responsibility. You play a critical role in ensuring that Fluent is a great work environment and in protecting our culture, our reputation and our brand.

●	You have help. If you are unaware of what to do in any situation, you have resources available to you, including this Code, the Compliance Officer, your manager, Human Resources and Legal.

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You have a voice. When you believe something is not right, you can speak up and share your concerns, knowing that Fluent wants to hear them and does not tolerate retaliation against employees for raising concerns in good faith.

A Note About Other Obligations

The company’s directors, officers, employees and consultants generally have other legal and contractual obligations to Fluent. This Code is not intended to reduce or limit the other obligations that you may have to the company. Instead, the standards in this Code should be viewed as the minimum standards that the company expects from its directors, officers, employees and consultants in the conduct of the company’s business.

Standards of Conduct

Workplace Environment

Fluent is committed to a respectful, positive, collaborative and inclusive work environment, where directors, officers, employees and consultants can reach their fullest potential.

How we treat one another

At Fluent, we treat each other with respect, dignity and honesty. This means that everyone is entitled to work in an environment that is free of all forms of harassment and discrimination, including:

●	Unwelcome remarks, gestures or physical contact;

●	The display or circulation of offensive, derogatory or sexually explicit pictures or other materials, including by email and on the Internet;

●	Offensive or derogatory jokes or comments, whether explicit or by innuendo; and,

●	Verbal or physical abuse, threats or violent behavior.

To that end, Fluent prohibits discrimination, harassment and bullying in any form – verbal, physical or visual. If you believe you’ve been bullied or harassed by anyone at Fluent, or by a Fluent partner or vendor, we strongly encourage you to immediately report the incident to Legal, the Compliance Officer, your supervisor or Human Resources. Similarly, supervisors and managers who learn of any such incident must immediately report it to Legal, the Compliance Officer or Human Resources. Such persons will promptly investigate any complaints and take appropriate action.

This section should be read in conjunction with Fluent’s Anti-Harassment and Bullying Policy and Fluent’s Sexual Harassment Policy, which can be found in the Employee Handbook and the Fluent ADP website.

How we treat users and clients

Superior user service and quality relationships with clients are top priorities at Fluent. We strive to make every user’s experience rewarding and fulfilling, and to make every client relationship the most important to us. We treat our users and clients as we treat one another – with respect, dignity and honesty.

If at any time you feel that users or clients are not being well-served, don’t be bashful – let the Compliance Officer, your manager or others within the company know about it. Continually improving our products and services, the user experience and client relationships requires effort from all of us. We are proud that Fluent’s people champion our users and clients and take the initiative to step forward when user and client interests are at stake.

Diversity

Fluent respects diversity in each other, our users, clients and vendors and all others with whom the company interacts. Fluent actively creates and promotes an environment that is inclusive of all people and their unique abilities and strengths. We promote diversity and inclusion as a strategic and competitive business advantage for the company.

Service at Fluent is based solely upon individual merit and qualifications directly related to professional competence. We strictly prohibit unlawful discrimination or harassment based on race, color, religion, veteran status, national origin, ancestry, pregnancy status, sex, gender identity or expression, age, marital status, mental or physical disability, medical condition, sexual orientation or any other characteristics protected by law. We may also make reasonable accommodations to meet our obligations under laws protecting the rights of the disabled.

As we continue to grow, embracing diversity and inclusion in every aspect of our business – from the way we work together to the way we procure goods and services – is vital to our long-term success.

Our goal is to become the most diverse, inclusive and respectful workplace in our industry by working towards full equity, a positive environment and recognizing the many strengths and talents that our colleagues bring to our workplace.

Compliance with Laws/Business Practices

Fluent personnel are expected to act within the bounds of applicable laws, rules and regulations wherever we do business, the application of which can be complex and fact-dependent. If you have any questions about the applicability or interpretation of any law, rule or regulation, you should contact the Compliance Officer or Legal.

Sales Practices and Marketing

Fluent competes on the merits of our products and services in all sales practices and marketing. Our communications with user users and clients should be truthful, accurate and transparent. When we say something about our products and services, we should be able to substantiate it. When we are describing our programs to users and clients, we should do so in a clear, concise and truthful manner.

Competition

Fair competition laws are intended to promote vigorous competition in a free market. It is in Fluent’s best interest to promote free and open competition. To accomplish that goal, Fluent must make its own business decisions, free from understandings or agreements with competitors or suppliers that restrict competition. Fair competition laws generally prohibit the following conduct:

●	Discussing or agreeing to pricing, production or markets with competitors;

●	Agreeing with competitors to boycott a supplier or client or to control market prices;

●	Sharing competitively sensitive information, such as prices, costs or market distribution, with competitors; and,
●	Inducing a third party to breach an existing agreement, such as a non-disclosure or other agreement.

Fair competition laws are complex and fact-dependent and may apply in counter-intuitive ways. We encourage you to raise questions about information sharing with competitors or other aspects of competition law with the Compliance Officer or Legal.

Insider Trading

You must familiarize yourself with Fluent’s Insider Trading Policy. It describes companywide policies that address the risks of insider trading, such as a prohibition on Fluent employees hedging Fluent stock and periodic blackout windows when no Fluent employee may trade Fluent stock.

Anti-Bribery Laws/Gifts/Kickbacks

Like all businesses, Fluent is subject to many laws, both U.S. and non-U.S., that prohibit bribery in virtually every kind of commercial setting. No director, officer, employee or consultant may offer or give (directly or indirectly) any gift, favor, kickback or other improper payment or consideration to any customer, supplier, government official, including, without limitation, any foreign government official, or any other person for assistance or influence concerning any transaction affecting the company. No director, officer, employee or consultant may ask for or accept (directly or indirectly) any gift, favor, kickback or other improper payment or consideration from a customer, government official or any other person in consideration for assistance or influence concerning any transaction affecting the company. Anyone aware of a person offering, giving, asking for or accepting an offer of a gift, gratuity or other personal consideration to influence a business transaction affecting the company should report the same to the Compliance Officer or through the procedures established from time to time by the Audit Committee of the Board of Directors for the receipt, retention, and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters, as set forth below.

These provisions are not intended to apply to routine, reasonable business entertainment or gifts of minor value customary in local business relationships, provided that no laws or company policies are violated.

Conflicts of Interest

When you are in a situation in which competing loyalties could cause you to pursue a personal benefit for you, your friends or your family at the expense of Fluent, our users or our clients, you may be faced with a conflict of interest. A conflict of interest exists when any personal interest or activity interferes or appears to interfere with the duties that you perform at, or owe to, Fluent. A conflict of interest may unconsciously influence even the most ethical person, and the mere appearance of a conflict may cause your acts or integrity to be questioned. All of us should endeavor to avoid conflicts of interest and circumstances that reasonably present the appearance of a conflict.

Below are some examples of several areas where conflicts of interest often arise. These are not the only examples. In each of these situations, the rule is the same – if you are considering entering a business situation that may create a conflict of interest, or the appearance of a conflict of interest, or you find yourself in such a situation, you must follow the Approval Procedures described below.

Finally, it is important to understand that as circumstances change, a situation that previously didn’t present a conflict of interest may present one, or the assumptions upon which a potential conflict of interest was previously approved may no longer be true. In these circumstances, you should again follow the Approval Procedures described below.

Personal Investments

Personal investments in companies that are Fluent competitors or business partners represent a conflict of interest when the investment might cause, or appear to cause, you to act in a way that could harm Fluent. When determining whether a personal investment creates a conflict of interest, consider the relationship between the business of the outside company, Fluent’s business and what you do at Fluent, including whether the company has a business relationship with Fluent that you can influence, and the extent to which the company competes with Fluent. You should also consider (1) any overlap between your specific role at Fluent and the partner’s business, (2) the significance of the investment, including the size of the investment in relation to your net worth, (3) whether the investment is in a public or private company, (4) your ownership percentage of the company and (5) the extent to which the investment gives you the ability to manage and control the company. If any personal investment may invoke any of these concerns, you should follow the Approval Procedures.

Outside Business Opportunities and Consulting Arrangements

Accepting any opportunity, advisory position or board seat with Fluent competitors or business partners represents a conflict of interest when your judgment could be, or could appear to be, influenced in a way that could harm Fluent. Additionally, board seats come with fiduciary obligations that can make them particularly tricky from a conflict of interest perspective.

Business opportunities discovered through your work here belong first to Fluent.

You must follow the Approval Procedures described below before accepting any position or business opportunity described in this section.

Nepotism; Potentially Conflicting Relationships

Participating in the management of or decision-making regarding potential or existing Fluent business relationships that involve your relatives, spouse or significant other or close friends creates a conflict of interest. This includes being the hiring manager for a position for which your relative or close friend is being considered or being a relationship manager for a company associated with your spouse or significant other.

To be clear, just because a close friend, relative, spouse or significant other works at Fluent or becomes a Fluent competitor or business partner doesn’t mean there is a conflict of interest. However, if you are also involved in that Fluent business relationship, it can be very sensitive. The right thing to do in that situation is to discuss the relationship with the Compliance Officer, Human Resources or Legal. Following such discussion, depending on the circumstances, you may be required to follow the Approval Procedures described below.

Gifts and Entertainment

Accepting gifts, entertainment and other business gestures from a Fluent competitor or business partner can easily create the appearance of a conflict of interest, especially if the value of the item is significant. A gift or favor should not be accepted or given if it might create a sense of obligation, compromise your professional judgment or create the appearance of doing so. In deciding whether a gift is appropriate, you should consider its value and whether public disclosure of the gift would embarrass you or Fluent. The above is not intended to apply to routine, reasonable business entertainment or gifts of minor value customary in local business relationships, provided that no laws or Fluent policies are violated and the gift doesn’t create the appearance of impropriety. Apart from these circumstances, if you or your family members receive a gift (including money), you must notify the Compliance Officer, your manager or Legal, and you may be required to take appropriate measures to return, dispose of or convey the gift to the company. Anyone aware of a person offering, giving, asking for or accepting an offer of a gift, gratuity or other personal consideration to influence a business transaction affecting Fluent should report the same to the Compliance Officer or through the procedures established from time to time by the Audit Committee for the receipt, retention, and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters.

Approval Procedures

Any transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to your immediate supervisor or the Compliance Officer. The supervisor may notify the Compliance Officer, and the Compliance Officer may notify the Board of Directors or a committee thereof, as he or she deems appropriate. Actual or potential conflicts of interest involving a director or executive officer should be disclosed directly to the Board of Directors and the Chairman of the Corporate Governance and Nominating Committee. No director, officer, employee or consultant may engage in an activity representing a conflict of interest without appropriate approval from a supervisor or the Compliance Officer. Directors and officers must receive approval in accordance with the company’s policies and procedures regarding related person transactions, overseen by the Audit Committee of the Board of Directors.

Proprietary Information

While working for Fluent, you will likely gain some knowledge and information that is non-public and belongs to the company. Employees are trusted with maintaining the confidentiality of this valuable information, and in many instances are obligated to keep such information confidential pursuant to the terms of their employment or service. Additionally, we remind you that you must adhere to Fluent’s Insider Trading Policy, which applies to material non-public information relating to other companies, including Fluent’s customers, vendors and suppliers.

Fluent’s information should be used only for company purposes and should not be disclosed to anyone outside of the company. Even within the company, only those individuals who truly need to know the information to conduct their business should have access to confidential information. If you leave Fluent, you must return and delete from any personal devices (phones, computers, external zip or hard drives, tablets cloud storage, etc.) all company materials and property.

Fluent is committed to being fair in areas of confidential information and materials. Just as we take care to protect our own information, Fluent respects the information of others. Here are some basic rules to follow:

●	Do not bring or use any material containing confidential information from prior employers to Fluent;

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Do not accept or use anyone else’s confidential information (or agree to maintain anyone’s information in confidence) or solicit confidential information from another company’s present or former employees or vendors, except pursuant to a written agreement appropriately authorized and approved by Fluent;

●	Do not engage in espionage; and,

●	Be transparent in obtaining information about the marketplace.

Protection and Use of Fluent Assets

Because you serve Fluent and as provided in the agreement you executed when you joined Fluent, the things you create for Fluent belong to the company. This includes inventions, discoveries, ideas, improvements, software programs and works of authorship. This work product is Fluent’s property if it is created or developed, in whole or in part, on company time, as part of your duties or using company resources or information.

Fluent’s intellectual property, including trademarks, logos, copyrights and trade secrets, is among its most valuable assets. Unauthorized use can lead to their loss or serious loss of value. You are expected to respect all copyright and other intellectual property laws, including laws governing the fair use of copyrights, trademarks and brands. You must never use Fluent’s logos, marks or other protected information or property for any personal purpose or outside business or commercial venture without pre-clearance from the Compliance Officer. We expect you to report any suspected misuses of trademarks, logos or other Fluent property to the Compliance Officer or Legal.

When Fluent uses the work product of others, including our clients or other companies, for promotional purposes, we are obligated to follow their contractual terms and conditions and applicable law. For example, you should only use software for which you have a valid license and should only use that software in accordance with the terms of the license for that software. Written materials may be subject to copyright protection and, if so, should be copied only as permitted. Use caution, as not all copyrighted materials bear a notice.

Competitors and Former Employers

We respect our competitors and want to compete with them fairly. We do not want any of their confidential information that we have not been authorized to receive. The same goes for confidential information belonging to any Fluent employee’s former employers. If an opportunity arises to improperly use a competitor’s or former employer’s confidential information, do not do it. Should you happen to come into possession of a competitor’s confidential information that we haven’t been authorized to receive, contact the Compliance Officer or Legal immediately.

Likewise, you are expected to respect the intellectual property rights of others. Inappropriate use of others’ intellectual property may expose Fluent and you to criminal and civil fines and penalties. Please seek advice from the Compliance Officer or Legal before you solicit, accept or use proprietary information from individuals outside the company or let them use or have access to Fluent’s proprietary information. You should also check with the Compliance Officer or Legal if you are developing a product that uses content not belonging to Fluent.

Use and Retention of Company Records

You are expected to manage information in such a way that supports the needs of the business while ensuring efficiency, security and compliance with any legal or regulatory requirements. This policy applies to records maintained in all forms at Fluent, including paper and electronic records.

If you are responsible for preparing or maintaining any Fluent records, please familiarize yourself with Fluent’s Records Retention Policy and specifically the retention periods that apply to the records you keep. Fluent’s Records Retention Policy suggests minimum record retention periods for certain types of records. These are great guidelines, but keep in mind that legal requirements, accounting rules and other external sources sometimes specify longer retention periods for certain types of records, and any such longer requirements control where applicable. Also remember that there are strict rules relating to the processing and handling of proprietary and personally identifiable information. This includes collecting, storing, using, amending, disclosing and destroying of certain information. See “Privacy and Data Security” below.

You must not knowingly destroy or discard information that is subject to a legal hold. Records relevant to a legal action cannot be destroyed or discarded and must be preserved. If Fluent receives a subpoena (or other form of legal order), a request for records or other legal papers, or if we have reason to believe that such a request or demand is likely, the company policy is to retain all information that is relevant to the matter. In addition, if asked by Legal to retain records relevant to a litigation, audit or investigation, do so until Legal tells you retention is no longer necessary. If you have any questions regarding the correct length of time to retain a record, contact Legal.

Financial Integrity and Responsibility

Financial integrity and fiscal responsibility are core aspects of corporate professionalism. This includes more than just accurate reporting of our financials, though that’s certainly important. The money we spend on behalf of Fluent is not ours; it belongs to the company. Each person at Fluent – not just those in Finance – has a role in making sure that money is appropriately spent, our financial records are complete and accurate, and internal controls are followed. This matters every time we hire a new vendor, expense something to Fluent, sign a new business contract or enter any deals on Fluent’s behalf.

To make sure that we get this right, Fluent maintains a system of internal control over financial reporting to reinforce our compliance with legal, accounting, tax and other regulatory requirements. All directors, officers, employees and consultants are required to adhere to our system of internal controls. You should contact the Compliance Officer, Legal or Finance if you have any questions about financial integrity and responsibility, including internal controls. Below are some core concepts that lie at the foundation of financial integrity and fiscal responsibility here at Fluent.

Spending Fluent’s Money

When you submit an expense for reimbursement or spend money on Fluent’s behalf, the cost should be reasonable, directly related to company business and supported by appropriate documentation. You should record the business purpose and comply with other submission requirements. If you are uncertain about whether you should spend money or submit an expense for reimbursement, check with your manager.

Entering an Agreement

Each time you enter into a business transaction on Fluent’s behalf, there should be documentation recording that agreement, approved by Legal. All contracts at Fluent should be in writing and should contain all the relevant terms to which the parties are agreeing. Fluent does not permit side agreements that are intended to conceal the actual terms of an agreement or relationship, whether oral or written.

Recording Transactions

If your job involves the financial recording of our transactions, make sure that you are familiar with all the Fluent policies that apply. Immediately report to the Compliance Officer, Finance and Legal any transactions that you think are not being recorded correctly.

Quality of Public Disclosures

Fluent is committed to providing its stockholders with information about its financial condition and results of operations as required by the securities laws of the United States. Fluent maintains disclosure controls and procedures that are designed to ensure that information required to be disclosed by the company in the reports that it files with or submits to the Securities and Exchange Commission is recorded, processed, summarized and reported, within the time periods specified in the Commission's rules and forms. Officers, employees and consultants who are responsible for these filings and disclosures, including the company’s principal executive, financial and accounting officers, should use reasonable judgment and perform their responsibilities honestly, ethically and objectively in accordance with these disclosure controls and procedures order to ensure that this disclosure policy is fulfilled.

Improper Influence of Auditors

No director, officer, employee or consultant may take any action to fraudulently influence, coerce, manipulate or mislead Fluent’s outside auditor for the purpose of rendering those financial statements materially misleading.

Reporting Financial or Accounting Irregularities

You should never interfere in any way with the auditing of Fluent’s financial records. Similarly, you should never falsify any record or account, including time and vacation reports, expense accounts or any other Fluent records. If you suspect or observe any of the conduct mentioned above or any irregularities relating to financial integrity or fiscal responsibility, no matter how small, immediately report them to the Compliance Officer or Legal.

Privacy and Data Security

We respect the privacy of our users, our coworkers and others with whom we conduct business, and we handle their personal and private information with care. Protection of any and all personal information is entrusted to us. Preserving that trust requires that each of us respect and protect the privacy and security of that information. Our security procedures strictly limit access to and use of employer and users’ personal information and require that each of us take measures to protect user data from unauthorized access. Know your responsibilities under these procedures, and collect, use and access employee and users’ personal information only as authorized.

Community Involvement

Fluent understands the need for balance between work, personal and family life, and we encourage you to be involved in your communities. However, you should not express your personal beliefs as representative of those of Fluent.

You may keep your personal activities outside of the workplace confidential, but always keep in mind that your activities and conduct can affect perceptions of the Fluent brand and service. If you speak out on public issues or in a public forum, you do so in your individual capacity, and you should not give the appearance of speaking or acting on Fluent’s behalf. This is particularly important with the rise of social networking media. You must always be aware that such services are increasingly being monitored by clients, colleagues and regulators alike. You must adhere to any social media policy and communications policy that Fluent adopts.

Compliance Procedures

Communication of Code

All directors, officers, employees and consultants will be supplied with a copy of this Code upon beginning service at the company. Updates of this Code will be provided from time to time. A copy of this Code is also available to all directors, officers, employees and consultants by requesting one from the Compliance Officer or by accessing the company’s website.

Monitoring Compliance and Disciplinary Action

The Corporate Governance and Nominating Committee of Fluent’s Board of Directors oversees administration of this Code. Its oversight responsibilities include:

●	monitoring compliance with this Code, including the establishment of monitoring systems that are reasonably designed to investigate and detect conduct in violation of this Code, and

●	when appropriate, imposing and enforcing appropriate disciplinary measures for violations of this Code.

Provisions of this Code relating to accounting, internal accounting controls or auditing matters are also the responsibility of the Audit Committee of the Board of Directors. The Board of Directors, the Corporate Governance and Nominating Committee and/or the Audit Committee may delegate monitoring and oversight to members of Fluent's management, and by adoption of this Code, have done so with respect to the delegations to the Compliance Officer.

Disciplinary measures for violations of this Code may include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension with or without pay, demotions, reductions in salary, termination of employment or service and restitution.

Reporting Concerns/Receiving Advice

Communication Channels

Be Proactive. Every director, officer, employee and consultant is expected to act proactively by asking questions, seeking guidance and reporting violations of this Code and other policies and procedures of the company, as well as any violation of applicable law, rule or regulation arising in the conduct of the company’s business or occurring on the company’s property. If any director, officer, employee or consultant believes that actions have taken place, may be taking place, or may be about to take place that violate or would violate this Code, he or she is expected to bring the matter to the attention of the Compliance Officer or report the matter through the procedures discussed herein.

Seek Guidance. The best starting point for an officer, employee or consultant seeking advice on ethics-related issues or reporting potential violations of this Code will usually be his or her immediate supervisor. However, if the conduct in question involves his or her immediate supervisor, if the officer, employee or consultant has reported the conduct in question to his or her immediate supervisor and does not believe that he or she has dealt with it properly, or if the officer, employee or consultant does not feel that he or she can discuss the matter with his or her immediate supervisor, the officer, employee or consultant may raise the matter with the Compliance Officer or Legal.

Communication Alternatives. Any officer, employee or consultant may communicate with the Compliance Officer or Legal by any of the following methods:

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In writing (which may be done anonymously as set forth below under “Reporting; Anonymity; Retaliation”), addressed to the Compliance Officer or to the “Legal Department” or by U.S. mail to 300 Vesey Street, 9th Floor, New York, NY 10282, Attention: Chief Compliance Officer or “Legal Department”; or

●	By e-mail to dbarsky@fluentco.com (anonymity cannot be maintained).

●	By phone (888-445-0461) or by e-mail to fluent@signius.com, which are maintained by Signius, Fluent’s third party whistleblower hotline.

Reporting Accounting and Other Concerns. Any concerns or questions regarding potential violations of this Code, any other company policy or procedure or applicable law, rules or regulations involving accounting, internal accounting controls or auditing matters may also be directed to the Audit Committee or a designee of the Audit Committee or to Signius, at the telephone number or e-mail address noted above. Officers, employees and consultants may communicate with the Audit Committee in writing to 300 Vesey Street, 9th Floor, New York, NY 10282, Attention: Chairman of the Audit Committee or using the whistleblower hotline maintained by Signius. Officers, employees and consultants may use the above methods to communicate anonymously with the Audit Committee.

Misuse of Reporting Channels. Officers, employees and consultants may not use these reporting channels in bad faith or in a false or frivolous manner.

Reporting; Anonymity; Retaliation

When reporting suspected violations of this Code, the company prefers that officers, employees and consultants identify themselves in order to facilitate the company’s ability to take appropriate steps to address the report, including conducting any appropriate investigation. However, the company also recognizes that some people may feel more comfortable reporting a suspected violation anonymously.

If an officer, employee or consultant wishes to remain anonymous, he or she may do so, and the company will use reasonable efforts to protect the confidentiality of the reporting person subject to applicable law, rule or regulation or to any applicable legal proceedings. In the event the report is made anonymously, however, the company may not have enough information to investigate or otherwise investigate or evaluate the allegations. Accordingly, persons who make reports anonymously should provide as much detail as is reasonably necessary to permit the company to evaluate the matter(s) set forth in the anonymous report and, if appropriate, commence and conduct an appropriate investigation.

No Retaliation

The company expressly forbids any retaliation against any officer, employee or consultant who, acting in good faith, reports suspected misconduct. Any person who participates in any such retaliation is subject to disciplinary action, including termination.

Waivers and Amendments

No waiver of any provisions of this Code for the benefit of a director or an executive officer (which includes without limitation, for purposes of this Code, the company’s principal executive, financial and accounting officers) will be effective unless:

●	approved by the Board of Directors or, if permitted, a committee thereof, and

●	if applicable, such waiver is promptly disclosed in accordance with applicable United States securities laws and/or the rules and regulations of the NASDAQ Stock Market, as the case may be.

Any waivers of this Code for other employees or consultants may be made by the Compliance Officer, the company’s Chief Executive Officer, the Board of Directors or, if permitted, a committee thereof.

All amendments to this Code must be approved by the Corporate Governance and Nominating Committee and recommended to the Board of Directors and, if applicable, must be promptly disclosed in accordance with applicable United States securities laws and/or the rules and regulations of the NASDAQ Stock Market, as the case may be.

Conclusion

Fluent aspires to distinguish itself from other companies through its high standards for ethical conduct. We expect all Fluent employees to be guided by both the letter and the spirit of this Code. It’s impossible to spell out every possible ethical scenario we might face. Instead, we rely on one another’s good judgment to uphold a high standard of integrity for ourselves and our company. Sometimes, identifying the right thing to do isn’t an easy call. If you are not sure, don’t be afraid to ask!